Exhibit 10.2

FIRST DEFIANCE FINANCIAL CORP.
2018 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

First Defiance Financial Corp. (the "Company") hereby grants the undersigned Participant a Restricted Stock Unit Award (the "Award"), subject to the terms and conditions described in the First Defiance Financial Corp. 2018 Equity Incentive Plan (the "Plan") and this Restricted Stock Unit Award Agreement (this "Award Agreement").

1.	Name of Participant: _____________________

2.	Grant Date: ___________ (the "Grant Date").

3.	Award of Restricted Stock Units: The Award consists of _____________ RSUs.

4.	Vesting: Subject to the provisions of this Award Agreement, the Award shall vest on the third anniversary of the Grant Date (the "Vesting Date") provided that the Participant is employed on that date and the Participant is in compliance with the covenants set forth in Section 7.

5.	Limitations on Vesting: If the Participant's employment terminates for any reason prior to the Vesting Date, the Participant shall forfeit all unvested RSUs subject to the Award. Notwithstanding the foregoing, if the Participant is employed and in compliance with the covenants set forth in Section 7 on the applicable date described below:

(a)	Death; Disability or Retirement: If the Participant Retires, dies or becomes Disabled before the Vesting Date, the Award shall become immediately vested as of the date of such Retirement, death or Disability.

(b)	Change in Control: If a Change in Control occurs after the Grant Date but prior to the Vesting Date and the Participant is terminated by the Company other than for Cause prior to the Vesting Date and during the period beginning immediately prior to the date of the Change in Control and ending 12 months after the date of the Change in Control, the Award shall become immediately vested as of the later of the date of such termination or the date of such Change in Control.

6.	Form of Settlement: If the applicable terms and conditions of this Award Agreement are satisfied and the Participant becomes vested in the Award pursuant to Section 4 or 5, the Company shall issue a Share to such Participant for each vested RSU. The Shares shall be issued as soon as practicable but not later than 30 days after the applicable date of vesting.

7.	Non-Solicitation Covenant. In consideration for this Award of RSUs, the Participant hereby agrees and covenants that:

(a)	During Participant’s employment with Company, and for an additional period of one (1) year following the termination of Participant’s employment with Company for any reason, Participant agrees that Participant shall not, in any capacity or manner whatsoever, directly or indirectly:

(i)	interfere with, or attempt to interfere with, any contractual or other relationship between Company or its affiliates and any of its or their customers or suppliers;

(ii)	hire or attempt to hire for employment any person who is employed by Company or its affiliates, or who was employed by Company or its affiliates during the one (1) year period prior to Participant’s termination, or attempt to influence such person to terminate employment with Company or its affiliates; or

(iii)	solicit, or attempt to solicit, any person or entity that was a customer, or an actively sought prospective customer, of Company or its affiliates as of the date of Participant’s termination, for the purpose of taking or diverting away any business from Company or its affiliates.

(b)	Reasonable Restrictions. The parties hereto acknowledge and agree that the restrictions in Section 7(a) of this Agreement are reasonable and properly required for the adequate protection of the business of Company and its affiliates. If it is judicially determined that Participant has violated any obligations under this Agreement, then the period applicable to each obligation determined to have been violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred. If the scope of any restriction contained in this Section 7 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Participant hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction

(c)	Remedies for Breach of this Agreement. Participant acknowledges and agrees that a breach of the covenants, promises, agreements and obligations set forth in this Agreement will result in material and irreparable injury to Company for which there is no adequate remedy at law, and that it would not be possible to measure damages for such injury precisely. In the event of such a breach or threat thereof, the Company shall have the right to seek, in addition to money damages, a temporary restraining order, preliminary injunction or permanent injunction restraining Participant from engaging in the activities prohibited by this Agreement, or any other relief as may be appropriate in law or equity or required for specific enforcement of the covenants set forth in this Agreement.

(d)	Waivers. No waiver of any breach or delay in enforcing the terms of this Agreement shall operate or be construed as a waiver of any subsequent breach. No action taken pursuant to this Agreement, including any investigation by or on behalf of Company shall be deemed to constitute a waiver by Company of its rights and remedies available to it.

8.	Miscellaneous:

(a)	Non-Transferability. RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution.

(b)	Beneficiary. Payments with respect to the Award shall be made to the Participant, except that, in the event of the Participant's death, payment shall be made to the Participant's beneficiary. Unless otherwise specifically designated by the Participant in writing, the Participant's beneficiary shall be the Participant's spouse or, if none, the Participant's estate.

(c)	No Right to Continued Service or to Awards. The granting of an Award shall impose no obligation on the Company or any Affiliate to continue the employment of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the employment of the Participant at any time, with or without Cause, which right is expressly reserved.

(d)	Tax Withholding. The Company or an Affiliate, as applicable, will have the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the RSUs. To the extent permitted by the Committee, in its sole discretion, this amount may be: (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares transferred in connection with the exercise or settlement of an Award, (iii) withheld from the vested portion of any Award (including Shares transferable thereunder), whether or not being exercised or settled at the time the taxable event arises, or (iv) collected directly from the Participant. Unless the Participant has otherwise irrevocably elected a different method to satisfy the withholding requirement, the Participant shall be deemed to have elected to satisfy the withholding requirement by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. The Participant may elect a higher level of withholding. All such elections will be irrevocable and made in writing and will be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(e)	Requirements of Law. The grant of Awards shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system.

(f)	Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of (other than laws governing conflicts of laws) the State of Ohio.

(g)	Award Subject to Plan. The Award is subject to the terms and conditions described in this Award Agreement and the Plan, which is incorporated by reference into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. The Committee has the sole responsibility of interpreting the Plan and this Award Agreement, and its determination of the meaning of any provision in the Plan or this Award Agreement will be binding on the Participant. Capitalized terms that are not defined in this Award Agreement have the same meanings as in the Plan.

(h)	Section 409A of the Code. This Award Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Code and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or the Treasury Regulations thereunder. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A of the Code, either as separation pay or as short-term deferrals to the maximum possible extent. Nothing herein shall be construed as the guarantee of any particular tax treatment to the Participant, and the Company shall have no liability with respect to any failure to comply with the requirements of Section 409A of the Code. Any reference to the Participant's "termination" shall mean the Participant's "separation from service," as defined in Section 409A of the Code. In addition, if the Participant is determined to be a "specified employee" (within the meaning of Section 409A of the Code and as determined under the Company's policy for determining specified employees), the Participant shall not be entitled to payment or to distribution of any portion of an Award that is subject to Section 409A of the Code (and for which no exception applies) and is payable or distributable on account of the Participant's termination until the expiration of six months from the date of such termination (or, if earlier, the Participant's death). Such Award, or portion thereof, shall be paid or distributed on the first business day of the seventh month following such termination.

(i)	Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

[signature page attached]

PARTICIPANT

Date:

FIRST DEFIANCE FINANCIAL CORP.

By:	Date:

Its: